Exhibit 10.2

LONG TERM INCENTIVE AWARD AGREEMENT

DATE

In consideration of your service with Lantronix, Inc., a Delaware corporation (the “Company), this Agreement is entered into by and between the Company and [EMPLOYEE NAME] (the “Grantee” or “Employee”) pursuant to the terms of this Long Term Incentive Award Agreement and Exhibit A attached hereto (collectively the “Agreement”).

This Agreement is the entire agreement between the Company and Grantee regarding the subject matter of this Agreement and supersedes and replaces any prior or existing discussions, negotiations, or agreements between the Grantee and the Company regarding any tenure based incentive plan or future stock option incentive plan; not to include the Lantronix Performance Award Agreement dated September 26, 2008.

1.
Eligibility.  The Long Term Incentive (as defined below) is designed to provide time-based incentive compensation for all eligible employees.  The Compensation Committee of the Company’s Board of Directors (the “Committee”) has the sole authority to determine eligibility to receive a Long Term Incentive Award.  Grantees are selected by the Committee to receive a Long Term Incentive Award.  In order to be eligible to receive any  portion of the Long Term Incentive Award, Grantee must satisfy all of the following:

(a)	Grantee must have been employed by the Company, or any subsidiary of the Company, prior to September 1, 2008;

(b)	Grantee must have a satisfactory fiscal year-end performance rating; and

(c)	Grantee must be employed by the Company, or any subsidiary of the Company, as of September of each year to receive the then vested portion of the Long Term Incentive Award.

2.
Long Term Incentive Award.  By this Agreement, you are hereby granted an award with respect to [   ] shares of Company Restricted Stock.  The Long Term Incentive award, issued in the form of restricted stock, will vest over a four-year period, and is based on your job grade level, base salary at the time of grant, and your date of service with Lantronix.   Incentive Plan awards will vest in September of each year.

3.
Conditions to Receipt of Long Term Incentive Award.  The Employee must have been actively employed during the twelve (12) month period preceding the annual vesting dates, and must continue in active employment status through September of each year, in accordance with the  time-based vesting schedule contained in Exhibit A.  The Committee and Board of Directors shall have the exclusive and final discretionary authority to issue the award.

(a)
Long Term Incentive Awards granted under the Agreement will be made through the issuance of Company Restricted Stock (the “Long Term Incentive Award”).  Upon meeting the aforementioned time-based restrictions,  the Company Restricted Stock will vest and be awarded  through the grant of Stock Purchase Rights with a per share purchase price equal to the par value of a share of Company Common Stock and deemed paid through the provision of services, under the Company’s 2000 Stock Plan, which is incorporated herein by reference.  A copy of the prospectus for the Stock Plan is attached hereto.

(b)	The award will vest as shown on Exhibit A, based on Employee’s job grade level, base salary, and date of service with the company.

4.
Tax Obligations.  As a condition of the granting of the Performance Award, the Grantee agrees that the Company may withhold a number of the shares subject to the Long Term Incentive Award to meet tax withholding obligations, as may be necessary to discharge the Company’s obligations with respect to any tax, assessment, or other governmental charge imposed on property or income received by the Grantee pursuant to this Agreement and the Long Term Incentive Award.

5.	No Assignment. This Agreement, and the benefits provided hereunder, may not be assigned by the Grantee by operation of law or otherwise.

6.
Governing Law.  This Agreement and the legal relations between the parties shall be governed and construed in accordance with the internal laws of the State of Delaware, without effect to the conflicts of laws principles thereof.

7.	Key Definitions

(a)	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(b)	“Restricted Stock” means a right to receive Lantronix Stock Purchase Rights on a specified future vesting date, after the conditions to the restriction have been met.

8.
Notices.  Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in Grantee’s employment records, or such other address as the Grantee may designate in writing to the Company.

9.
Amendments.  This Agreement may be terminated, amended or modified at any time by an instrument in writing from the Company, in its sole discretion.  The Company reserves the right to administer, modify, or terminate the Agreement with or without notice.

10.
Authority.  Except as otherwise set forth in this Agreement, the Committee shall administer the Agreement and shall have the exclusive and final discretionary authority and power to determine employee eligibility to participate and receive payment under this Agreement, to determine the amount of payment under this Agreement, to construe terms and provisions of this Agreement, and to exercise all other powers specified in this Agreement or which may be implied from the provisions of this Agreement.  The Committee also reserves the right, it its sole discretion, to determine individual Grantee eligibility under this Agreement.

The Committee has the authority, in its discretion to amend and rescind any of this Agreement’s terms or provisions, terminate this Agreement, and to make all determinations necessary for the administration of this Agreement.

11.
Employment At-Will.  The employment of all employees of the Company, or any subsidiary of the Company, is terminable at any time by either party, with or without cause being shown or advance notice by either party.  The Plans and this Agreement shall not be construed to create a contract of employment for a specified period of time between the Company and any Grantee.

12.
Rights as a Stockholder.  The Grantee shall have no rights as a stockholder of the Company with respect to any share of  Restricted Stock of the Company underlying or relating to any Long Term Incentive Award until the issuance of a stock certificate to the Grantee in respect of such Long Term Incentive Award.

13.	Headings. The headings in the Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

14.
Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

IN WITNESS WHEREOF, this Agreement is effective as of the date first above written.

Lantronix, Inc.

By:_______________________________

EXHIBIT A